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                                                                     EXHIBIT A20

                     THE NEW AMERICA HIGH INCOME FUND, INC.
                              ARTICLES OF AMENDMENT

     The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation's Articles of Amendment and Restatement relating to the Corporation's Series D Auction Term Preferred Stock (the "Articles Supplementary"), are hereby amended in the manner set forth below.

          FIRST: Part I of the Articles Supplementary is hereby further amended by replacing current Section 18(ll)(iv) with new
                    Section 18(ll)(iv) as follows:

               "(iv) RULE 144A SECURITIES: The Fitch Discount Factor applied to Rule 144A Securities will be (A) 110% of the Fitch Discount Factor which would apply were the securities registered under the Securities Act, if such securities are from issues of $100 million or less and (B) the Fitch Discount Factor which would apply were the securities registered under the Securities Act, if such securities are from issues of more than $100 million."

          SECOND: A majority of the entire Board of Directors of the Corporation has approved the foregoing amendments to the charter.

          THIRD: No stock entitled to vote on the foregoing amendment to the charter was outstanding or subscribed for at the time of the approval of such amendment by the Board of Directors of the Corporation.

          FOURTH: These Articles shall be effective on the date the State Department of Assessments and Taxation of Maryland accepts the Articles for record.

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     IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 6th day of August, 1998.

     The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

[Affix corporate seal]                    THE NEW AMERICA HIGH INCOME FUND, INC.



                                          By: /s/ Ellen E. Terry
                                              ----------------------------------
                                              Ellen E. Terry, Vice President
Attest:


/s/ Jackson B.R. Galloway
------------------------------------------
Jackson B.R. Galloway, Assistant Secretary


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